Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, January 27, 2015

COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH
QUARTER EARNINGS PER COMMON SHARE OF $.62

Commerce Bancshares, Inc. announced earnings of $.62 per common share for the three months ended December 31, 2014 compared to $.65 per share in the fourth quarter of 2013 and $.69 per share in the previous quarter. Net income attributable to Commerce Bancshares, Inc. (net income) for the fourth quarter amounted to $62.7 million, compared to $68.2 million last quarter and $65.9 million in the same quarter last year. For the current quarter, the return on average assets totaled 1.08%, the return on average common equity was 11.0%, and the efficiency ratio was 64.3%.

For the year ended December 31, 2014, earnings per common share totaled $2.61 compared to $2.59 in 2013. Net income amounted to $261.8 million in 2014 compared to $261.0 million in 2013. In 2014, the return on average assets was 1.15% and the return on average common equity was 11.7%.

In making this announcement, David Kemper, Chairman and CEO, said, “Average loans grew modestly for the quarter but increased 5.4% over the same quarter last year.  Deposit growth continues to be strong, with average deposits increasing 7% annualized for the quarter, but low short-term interest rates continue to compress our net interest margin.  Net interest income declined by $2.8 million for the quarter mainly due to a decline in interest on our inflation-protected securities of $4.1 million.  We continue to show strong fee income growth in both trust and commercial card fees, which for the year increased 9.4% and 8.9%, respectively, over last year. Non-interest expense increased $8.1 million over the previous quarter due mainly to continued investment in our commercial banking, expansion markets, wealth management and payment systems businesses.”

Mr. Kemper continued, “Even though net loan charge-offs increased $2.0 million this quarter, credit quality remained very good as net loan charge-offs totaled just .34% of average loans. Net loan charge-offs for the current quarter totaled $9.7 million, compared to $7.7 million in the previous quarter and $7.5 million in the same period last year. During the current quarter, the provision for loan losses totaled $4.7 million, or $5.0 million less than net loan charge-offs. The allowance for loan losses amounted to $156.5 million this quarter, or 1.36% of period-end loans. Non-accruing loans declined $5.0 million from the previous quarter to $40.8 million and totaled .36% of period end loans this quarter.”

Total assets at December 31, 2014 were $24.0 billion, total loans were $11.5 billion, and total deposits were $19.5 billion. During the quarter the Company paid a common cash dividend of $.214 per share, representing a 5% increase over the rate paid in 2013, and also paid a 6% cash dividend on its preferred stock, which was newly issued in June 2014.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/2014	12/31/2014	12/31/2013
Non-Accrual Loans	$45,800	$40,775	$48,814
Foreclosed Real Estate	$7,168	$5,476	$6,625
Total Non-Performing Assets	$52,968	$46,251	$55,439
Non-Performing Assets to Loans	.46%	.40%	.51%
Non-Performing Assets to Total Assets	.23%	.19%	.24%
Loans 90 Days & Over Past Due — Still Accruing	$12,399	$13,658	$13,966

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited)	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$154,716	$151,929	$154,865	$620,204	$619,372
Taxable equivalent net interest income	161,827	159,151	162,182	648,628	645,906
Non-interest income	112,286	112,302	109,522	435,978	418,386
Investment securities gains (losses), net	2,995	3,650	(1,342)	14,124	(4,425)
Provision for loan losses	7,652	4,664	5,543	29,531	20,353
Non-interest expense	162,186	170,318	161,318	657,775	629,633
Net income attributable to Commerce Bancshares, Inc.	68,185	62,725	65,915	261,754	260,961
Net income available to common shareholders	66,385	60,475	65,915	257,704	260,961
Earnings per common share:
Net income — basic	$.69	$.62	$.66	$2.62	$2.60
Net income — diluted	$.69	$.62	$.65	$2.61	$2.59
Cash dividends	$.214	$.214	$.204	$.857	$.816
Cash dividends on common stock	20,654	20,666	20,568	84,241	82,104
Cash dividends on preferred stock	1,800	2,250	—	4,050	—
Diluted wtd. average shares o/s	95,516	95,525	100,087	97,384	99,732
RATIOS
Average loans to deposits (1)	60.72%	59.84%	58.73%	59.91%	57.12%
Return on total average assets	1.20%	1.08%	1.18%	1.15%	1.19%
Return on average common equity (2)	12.30%	10.98%	11.81%	11.65%	11.99%
Non-interest income to revenue (3)	42.05%	42.50%	41.42%	41.28%	40.32%
Efficiency ratio (4)	60.56%	64.27%	60.81%	62.08%	60.49%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	7,652	9,664	7,543	34,531	31,353
Business	(145)	335	(76)	465	(867)
Real estate — construction and land	(477)	(129)	(1,781)	(1,529)	(4,692)
Real estate — business	(123)	88	(255)	427	952
Consumer credit card	5,898	6,086	6,110	24,722	25,121
Consumer	2,054	2,557	2,311	8,805	7,540
Revolving home equity	150	128	596	40	986
Real estate — personal	153	192	358	527	1,227
Overdraft	142	407	280	1,074	1,086
AT PERIOD END
Book value per common share	$22.27	$22.73	$22.00
Market value per common share	$42.51	$43.49	$42.77
Allowance for loan losses as a percentage of loans	1.41%	1.36%	1.47%
Tier I leverage ratio	9.37%	9.36%	9.43%
Tangible common equity to assets ratio (5)	8.85%	8.55%	9.00%
Common shares outstanding	96,271,327	96,327,459	100,675,223
Number of bank/ATM locations	351	353	358
Full-time equivalent employees	4,740	4,744	4,727
OTHER QTD INFORMATION
High market value per common share	$45.38	$44.30	$43.59
Low market value per common share	$42.23	$38.10	$38.86

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited) (In thousands, except per share data)	September 30, 2014	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$161,811	$158,916	$162,141	$648,292	$650,285
Interest expense	7,095	6,987	7,276	28,088	30,913
Net interest income	154,716	151,929	154,865	620,204	619,372
Provision for loan losses	7,652	4,664	5,543	29,531	20,353
Net interest income after provision for loan losses	147,064	147,265	149,322	590,673	599,019
NON-INTEREST INCOME
Bank card transaction fees	44,802	44,843	43,486	175,806	166,627
Trust fees	28,560	29,260	26,308	112,158	102,529
Deposit account charges and other fees	20,161	20,220	20,506	78,680	79,017
Capital market fees	2,783	2,768	3,195	12,667	14,133
Consumer brokerage services	3,098	3,189	2,596	12,006	11,006
Loan fees and sales	1,367	1,321	1,525	5,108	5,865
Other	11,515	10,701	11,906	39,553	39,209
Total non-interest income	112,286	112,302	109,522	435,978	418,386
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(770)	(473)	(230)	(2,091)	278
Portion recognized in other comprehensive income	399	456	206	726	(1,562)
Net impairment losses recognized in earnings	(371)	(17)	(24)	(1,365)	(1,284)
Realized gains (losses) on sales and fair value adjustments	3,366	3,667	(1,318)	15,489	(3,141)
Investment securities gains (losses), net	2,995	3,650	(1,342)	14,124	(4,425)
NON-INTEREST EXPENSE
Salaries and employee benefits	95,462	99,526	95,012	384,100	366,867
Net occupancy	11,585	11,473	11,838	45,825	45,639
Equipment	4,593	4,753	4,597	18,375	18,425
Supplies and communication	5,302	5,945	5,676	22,432	22,511
Data processing and software	19,968	20,347	19,723	78,980	78,245
Marketing	4,074	3,972	2,921	15,676	14,176
Deposit insurance	2,899	2,937	2,814	11,622	11,167
Other	18,303	21,365	18,737	80,765	72,603
Total non-interest expense	162,186	170,318	161,318	657,775	629,633
Income before income taxes	100,159	92,899	96,184	383,000	383,347
Less income taxes	31,138	29,157	30,359	120,216	122,230
Net income	69,021	63,742	65,825	262,784	261,117
Less non-controlling interest expense (income)	836	1,017	(90)	1,030	156
Net income attributable to Commerce Bancshares, Inc.	68,185	62,725	65,915	261,754	260,961
Less preferred stock dividends	1,800	2,250	—	4,050	—
Net income available to common shareholders	$66,385	$60,475	$65,915	$257,704	$260,961
Net income per common share — basic	$.69	$.62	$.66	$2.62	$2.60
Net income per common share — diluted	$.69	$.62	$.65	$2.61	$2.59

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	September 30, 2014	December 31, 2014	December 31, 2013
ASSETS
Loans	$11,445,715	$11,469,238	$10,956,836
Allowance for loan losses	(161,532)	(156,532)	(161,532)
Net loans	11,284,183	11,312,706	10,795,304
Investment securities:
Available for sale	8,878,414	9,523,560	8,915,680
Trading	16,510	15,357	19,993
Non-marketable	101,705	106,875	107,324
Total investment securities	8,996,629	9,645,792	9,042,997
Federal funds sold and short-term securities purchased under agreements to resell	37,760	32,485	43,845
Long-term securities purchased under agreements to resell	900,000	1,050,000	1,150,000
Interest earning deposits with banks	239,429	600,744	707,249
Cash and due from banks	445,268	467,488	518,420
Land, buildings and equipment — net	357,122	357,871	349,654
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,771	7,450	9,268
Other assets	294,462	380,823	316,378
Total assets	$22,701,545	$23,994,280	$23,072,036
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,446,704	$6,811,959	$6,750,674
Savings, interest checking and money market	9,977,055	10,541,601	10,108,236
Time open and C.D.’s of less than $100,000	909,246	878,433	983,689
Time open and C.D.’s of $100,000 and over	1,253,633	1,243,785	1,204,749
Total deposits	18,586,638	19,475,778	19,047,348
Federal funds purchased and securities sold under agreements to repurchase	1,395,160	1,862,518	1,346,558
Other borrowings	105,077	104,058	107,310
Other liabilities	325,801	217,680	356,423
Total liabilities	20,412,676	21,660,034	20,857,639
Stockholders’ equity:
Preferred stock	144,784	144,784	—
Common stock	481,224	484,155	481,224
Capital surplus	1,215,732	1,229,075	1,279,948
Retained earnings	583,490	426,648	449,836
Treasury stock	(199,630)	(16,562)	(10,097)
Accumulated other comprehensive income	60,231	62,093	9,731
Total stockholders’ equity	2,285,831	2,330,193	2,210,642
Non-controlling interest	3,038	4,053	3,755
Total equity	2,288,869	2,334,246	2,214,397
Total liabilities and equity	$22,701,545	$23,994,280	$23,072,036

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	September 30, 2014		December 31, 2014			December 31, 2013
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,964,115	2.81%	$3,927,207	2.75%		$3,635,223	3.04%
Real estate — construction and land	422,241	3.78	401,283	3.80		391,315	3.98
Real estate — business	2,285,520	3.80	2,302,173	3.77		2,299,746	4.02
Real estate — personal	1,834,502	3.77	1,867,588	3.76		1,782,834	3.80
Consumer	1,645,434	4.16	1,685,123	4.14		1,500,404	4.52
Revolving home equity	428,928	3.77	434,572	3.65		420,910	3.88
Consumer credit card	755,289	11.47	758,708	11.43		759,917	11.20
Overdrafts	4,412	—	5,055	—		6,708	—
Total loans (B)	11,340,441	4.01	11,381,709	3.98		10,797,057	4.22
Investment securities:
U.S. government and federal agency obligations	498,926	3.10	498,909	(.25)	(C)	404,622	1.12
Government-sponsored enterprise obligations	763,621	1.63	850,572	1.70		663,504	1.63
State and municipal obligations (A)	1,787,463	3.42	1,800,550	3.83		1,628,758	3.53
Mortgage-backed securities	2,953,762	2.68	2,873,420	2.60		2,944,310	2.78
Asset-backed securities	2,804,362.89		2,818,129.86			2,843,772.87
Other marketable securities (A)	147,832	2.43	150,930	3.09		167,900	3.25
Total available for sale securities (B)	8,955,966	2.20	8,992,510	2.06		8,652,866	2.14
Trading securities (A)	19,736	2.35	15,874	2.12		18,081	2.44
Non-marketable securities (A)	94,759	7.74	102,006	8.24		113,925	11.65
Total investment securities	9,070,461	2.25	9,110,390	2.13		8,784,872	2.26
Federal funds sold and short-term securities purchased under agreements to resell	36,804.32		41,808.20			34,385.39
Long-term securities purchased under agreements to resell	923,912	1.15	948,371	1.13		1,149,999	1.51
Interest earning deposits with banks	113,964.25		465,339.25			260,242.25
Total interest earning assets	21,485,582	3.12	21,947,617	3.00		21,026,555	3.20
Non-interest earning assets (B)	1,096,008		1,114,966			1,072,491
Total assets	$22,581,590		$23,062,583			$22,099,046
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$675,276.14		$672,591.13			$627,802.12
Interest checking and money market	9,355,788.13		9,593,936.13			9,199,410.14
Time open & C.D.’s of less than $100,000	923,250.43		889,944.42			998,376.48
Time open & C.D.’s of $100,000 and over	1,427,499.42		1,272,793.45			1,286,667.46
Total interest bearing deposits	12,381,813.19		12,429,264.19			12,112,255.20
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,329,397.09		1,320,726.08			1,186,093.05
Other borrowings	105,085	3.32	104,219	3.34		105,441	3.27
Total borrowings	1,434,482.32		1,424,945.32			1,291,534.31
Total interest bearing liabilities	13,816,295.20%		13,854,209.20%			13,403,789.22%
Non-interest bearing deposits	6,293,402		6,591,462			6,270,980
Other liabilities	185,329		287,469			210,287
Equity	2,286,564		2,329,443			2,213,990
Total liabilities and equity	$22,581,590		$23,062,583			$22,099,046
Net interest income (T/E)	$161,827		$159,151			$162,182
Net yield on interest earning assets		2.99%		2.88%			3.06%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes $1.7 million loss in inflation interest on U.S. Treasury inflation-protected securities in the fourth quarter of 2014.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2014

For the quarter ended December 31, 2014, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $62.7 million, compared to $68.2 million in the previous quarter and $65.9 million in the same quarter last year. The decrease in net income from the previous quarter resulted mainly from lower net interest income of $2.8 million and growth in non-interest expense of $8.1 million, offset by a decrease of $3.0 million in the Company’s loan loss provision. The decline in net interest income from the previous quarter resulted mainly from a decrease in inflation income of $4.1 million on the Company’s inflation-protected securities, while the higher non-interest expense included quarterly adjustments on incentive compensation (increase of $1.4 million over the 3rd quarter) and higher pension and medical plan costs this quarter of $2.5 million. For the current quarter, the return on average assets was 1.08%, the return on average common equity was 10.98%, and the efficiency ratio was 64.3%.

Balance Sheet Review
During the 4th quarter of 2014, average loans increased $41.3 million, or 1.5% annualized, compared to the previous quarter and increased $584.7 million, or 5.4%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in auto and other consumer loans (up $52.3 million), personal real estate loans (up $33.1 million) and business real estate loans (up $16.7 million). Business loans declined $36.9 million but included reductions in a number of larger line of credit loans totaling over $130 million. Seasonal customer demand continued to drive growth in personal real estate loans, while demand for auto and other consumer-related loans was stronger in the current quarter than in the 3rd quarter of 2014. The balance of marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $14.3 million.

Total available for sale investment securities, at fair value, averaged $9.1 billion this quarter, which was an increase of $35.3 million when compared to the previous quarter. However, at year end the balance of investment securities grew to $9.5 billion, resulting mainly from strong growth in deposits and repurchase agreements this quarter, especially in December. Balances maintained at the Federal Reserve also increased to $600.7 million at year end as a result of these higher funding balances. Purchases of new securities, totaling $1.2 billion in the 4th quarter of 2014, were offset by maturities and pay downs of $513.5 million. At December 31, 2014, the duration of the investment portfolio was 2.4 years, and maturities and pay downs of approximately $1.8 billion are expected to occur during the next 12 months.

Total average deposits increased $345.5 million during the 4th quarter of 2014 compared to the previous quarter. The increase in average deposits resulted mainly from an increase in business demand (increase of $288.9 million), money market (increase of $216.2 million), and interest checking accounts (increase of $22.0 million). Average certificates of deposit, however, declined this quarter by $188.0 million. Compared to the previous quarter, total average commercial and private banking deposits increased $150.0 million and $185.3 million, respectively, while consumer deposits declined on average by $11.5 million. The average loans to deposits ratio in the current quarter was 59.8%, compared to 60.7% in the previous quarter.

During the current quarter, the Company’s average borrowings totaled $1.4 billion but at year end totaled $2.0 billion as a result of higher short-term repurchase agreements with several customers.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2014 amounted to $159.2 million compared with $161.8 million in the previous quarter, or a decrease of $2.7 million. Net interest income (tax equivalent) for the current quarter also declined by $3.0 million compared to the 4th quarter of last year. During the 4th quarter of 2014, the net yield on earning assets (tax equivalent) was 2.88%, compared with 2.99% in the previous quarter and 3.06% in the same period last year.

The decrease in net interest income (tax equivalent) in the 4th quarter of 2014 compared to the previous quarter was due mainly to a decline in inflation income of $4.1 million on inflation-protected securities as a result of a lower Consumer Price Index published this quarter. During the quarter, adjustments to premium amortization expense due to changes in prepayment speeds on various mortgage-backed securities were not significant.

Compared to the previous quarter, interest (tax-equivalent) on loans decreased $487 thousand as a result of lower rates earned on most loan categories but offset by higher volumes on consumer, personal real estate, consumer credit card and business real estate loans. The average yield on the loan portfolio declined 3 basis points this quarter. Total interest income (tax-equivalent) on investment securities declined $2.5 million and included the decline in inflation income on inflation-protected securities noted above, but was offset by the recognition of $1.3 million of unearned discount related to the early pay-off of several municipal securities. The average rate earned on the investment securities portfolio decreased 12 basis points to 2.13% this quarter.

Interest expense on deposits declined slightly again this quarter compared with the previous quarter as deposit rates remained steady, amounting to .19% in both quarters. Other borrowing interest rates also remained steady.

For the year, tax-equivalent net interest income increased $2.7 million, while the net yield on earning assets declined 11 basis points to 3.00%. Most of the increase in net interest income was due to higher average loan balances, partially offset by lower loan rates. Additionally, net interest income increased due to lower interest expense on interest bearing deposits, as rates declined 3 basis points from the prior year. While quarterly inflation income on the Company’s inflation-protected securities has been volatile this year, this income increased $4.3 million in 2014 over 2013.

Non-Interest Income
In the 4th quarter of 2014, total non-interest income amounted to $112.3 million, an increase of $2.8 million, or 2.5%, compared to the same period last year. Also, current quarter non-interest income was slightly higher when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust fees, which increased 11.2%, and higher bank card fee income.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2014

Total bank card fees in the current quarter increased $1.4 million, or 3.1%, over the same period last year. This growth was mainly the result of higher corporate card, debit and credit card interchange fees which grew 3.4%, 6.6% and 3.5%, respectively. For the current year, corporate card fees totaled $87.8 million (growth of 8.9% over 2013) while debit and credit card fees totaled $37.2 and $24.0 million, respectively. Trust fees for the current quarter increased $3.0 million, or 11.2%, compared to the same period last year, resulting mainly from continued solid growth in both private client and institutional trust fees. Total annual trust fees grew 9.4% in 2014 over 2013, to $112.2 million in 2014.

In the current quarter, deposit account fees declined 1.4% from the same period last year to $20.2 million and were mostly flat with the previous quarter. Corporate cash management fees were $8.5 million in both the current quarter and same quarter last year, and overdraft fees declined $388 thousand. Consumer brokerage fees grew by 22.8% to $3.2 million this quarter compared to the same quarter last year on higher advisory and annuity fees, while capital market fees declined $427 thousand as sales volumes were lower. Fees from sales of tax credits totaled $945 thousand in the current quarter compared with fees of $2.3 million in the same period of the prior year. During the current year, non-interest income grew by $17.6 million, or 4.2%, over 2013, mainly from continued growth in both trust and bank card fees. Non-interest income comprised 41.3% of the Company’s total revenues this year, compared to 40.3% in 2013.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.7 million this quarter compared with net losses of $1.3 million in the 4th quarter of last year. The Company recorded net securities gains of $3.0 million in the previous quarter. Net securities gains this quarter were almost entirely comprised of fair value adjustments on the Company’s private equity portfolio. Credit-related impairment losses on non-agency guaranteed mortgage-backed securities were minimal this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $170.3 million, an increase of $9.0 million, or 5.6%, over the same period last year, and higher than the previous quarter’s total by $8.1 million. The increase over the same period in the previous year was mainly due to higher salaries and benefits expense of $4.5 million, coupled with an increase in costs for marketing, data processing, foreclosed assets and credit card related expense. For the full year, non-interest expense increased 4.5% over 2013, partly due to a one-time expense reimbursement of $2.0 million on a renegotiated data processing contract in 2013, higher operating costs of $1.7 million in 2014 due to the September 2013 Summit bank acquisition, and a one-time additional pension cost of $1.7 million in 2014, described below. Excluding these items, non-interest expense increased by 3.6%.

Compared to the 4th quarter of last year, salaries expense grew $3.0 million, or 3.8%, mainly due to higher full-time salaries expense but lower part-time salaries and incentive compensation. Benefit costs increased $1.5 million over the same period last year but included a one-time pension plan cost of $1.7 million resulting from plan changes regarding terminated vested employees. Also, medical plan costs increased by $837 thousand, or 15.2%, over the previous year. Growth in salaries expense resulted partly from staffing additions in commercial banking, wealth, commercial card and IT departments. Full-time equivalent employees totaled 4,744 and 4,727 at December 31, 2014 and 2013, respectively.

Compared to the 4th quarter of last year, marketing costs increased $1.1 million on greater advertising activities this quarter, while data processing and software costs grew by $624 thousand, or 3.2%, on higher software licensing and bank card processing expense. Equipment and supplies and communication costs also grew 3.4% and 4.7%, respectively, mainly due to higher furniture and fixtures expense and increased costs for office supplies and year end postage. Occupancy expense declined, however, by 3.1% on lower depreciation and taxes. In the current quarter, bank card reward expense grew by $636 thousand, while costs of $626 thousand were incurred on the write-down of several foreclosed and bank-owned properties held for sale. In the 3rd quarter of 2014, non-interest expense included recoveries of previous litigation expense of $1.5 million, offset by costs of $618 thousand for merchant data breaches.

Income Taxes
The effective tax rate for the Company was 31.7% in the current quarter compared to 31.4% in the previous quarter and 31.5% in the 4th quarter of 2013.

Credit Quality
Net loan charge-offs in the 4th quarter of 2014 amounted to $9.7 million, compared with $7.7 million in the prior quarter and $7.5 million in the 4th quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .34% in the current quarter compared to .27% in the previous quarter.

In the 4th quarter of 2014, annualized net loan charge-offs on average consumer credit card loans were 3.18%, compared with 3.10% in the previous quarter and 3.19% in the same period last year. Consumer loan net charge-offs in the quarter were .60% of average consumer loans, compared to .50% in the previous quarter and .61% in the same quarter last year. The provision for loan losses in the current quarter totaled $4.7 million, which was a decrease of $3.0 million from the previous quarter and was $879 thousand lower than in the same period last year. The current quarter provision for loan losses was $5.0 million lower than net loan charge-offs, while in the 4th quarter of 2013, the provision was $2.0 million less than net loan charge-offs. At December 31, 2014, the allowance was 1.36% of total loans and was 384% of total non-accrual loans.

At December 31, 2014, total non-performing assets amounted to $46.3 million, a decrease of $6.7 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($40.8 million) and foreclosed real estate ($5.5 million). At December 31, 2014, the balance of non-accrual loans, which represented .36% of loans outstanding, included business real estate loans of $17.9 million, business loans of $11.6 million, and construction and land loans of $5.2 million. Loans more than 90 days past due and still accruing interest totaled $13.7 million at December 31, 2014.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2014

Other
During the 4th quarter, the Company paid a cash dividend of $.214 per common share, representing an increase of 5% over the rate paid in 2013. Additionally, the Company paid a cash dividend of $2.3 million on its preferred stock issued in June 2014, and also distributed a 5% common stock dividend. During the quarter, the Company purchased a minimal number of treasury shares related to its equity compensation plans.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.